Exhibit 99.1

Warren Resources Announces Agreement to Purchase North Wilmington Unit

NEW YORK—(BUSINESS WIRE)—Dec. 12, 2005—Warren Resources, Inc. (NASDAQ: WRES) today announced that it and its subsidiaries, Warren Resources of California, Inc. and Warren E&P, Inc. (collectively the “Company”) have entered into an Asset Purchase Agreement dated December 9, 2005 with Global Oil Production, LLC and Wilmington Management, LLC, two unaffiliated sellers, to acquire substantially all of sellers’ right, title and interest within and to the North Wilmington Unit oil field located in the Los Angeles Basin (“NWU”), including the NWU Fault Block No. 2 of approximately 875 acres of mineral rights in Wilmington, California. The assets being acquired include 100% of the working interests in the NWU, subject to pre-existing unaffiliated royalty burdens of approximately 15.5%.

The all cash purchase price is $23 million. Consummation of the acquisition is subject to customary closing conditions and purchase price adjustments. The closing is expected to occur on December 30, 2005. The effective date will be December 31, 2005.

The Company estimates that the NWU has producing and undeveloped oil and gas properties having an estimated 19.8 million equivalent barrels (BOE) of proved reserves net to Warren, of which 1.7 million BOE are proved developed producing reserves (PDP), and 18.1 million BOE are proved undeveloped reserves (PUD) providing for future infill drilling and secondary waterflood recovery opportunities. Current gross production from 46 wells is approximately 400 BOE per day, which will be approximately 338 BOE per day, net to Warren.

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its water flood oil recovery program in the Wilmington Unit located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., is based in Casper, Wyoming and Long Beach, California

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur, including, without limitation, the closing of the NWU acquisition. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).